Morgan, Lewis & Bockius LLP                                         MORGAN LEWIS
1701 Market Street
Philadelphia, PA  19103-2921
Tel: +1.215.963.5000
Fax: +1.215.963.5001
www.morganlewis.com


November 13, 2017

The Advisors' Inner Circle Fund
101 Federal Street
Boston, MA 02110

Re:  Registration Statement Filed On Form N-14 Under The Securities Act Of 1933
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Ladies and Gentlemen:

We hereby consent to the references to our Firm in the Registration Statement filed on Form N-14 under the Prospectus/Proxy Statement headings "The Proposed Reorganization -- Federal Income Tax Considerations" and "Legal Matters." In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.



Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
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